UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ENDAVO MEDIA AND COMMUNICATIONS, INC.
                      -------------------------------------
                            (Formerly Ceristar, Inc.)
               (Exact Name of Company as specified in its charter)

        Delaware                       333-119586                 87-0642448
        --------                       ----------                 ----------
  (State of Incorporation)        (Commission File No.)         (IRS Employer
                                                                  ID Number)

                          50 West Broadway, Suite 1100
                           Salt Lake City, Utah 84101
                           --------------------------
                    (Address of principal executive offices)

               AMENDED AND RESTATED 2004 EQUITY COMPENSATION PLAN
                            (Full title of the Plan)

                             Paul D. Hamm, President
                      ENDAVO MEDIA AND COMMUNICATIONS, INC.
                          50 West Broadway, Suite 1100
                           Salt Lake City, Utah 84101
                           --------------------------
                     (Name and address of agent for service)

                   Company's telephone number: (801) 350-2017

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------------- -------------------- -------------------- ------------------------
                                                     Proposed Maximum     Proposed Maximum
 Title of Securities     Amount to be Registered    Offering Price Per   Aggregate Offering   Amount of Registration
   to be Registered                                      Share(2)             Price(2)                  Fee
----------------------- --------------------------- -------------------- -------------------- ------------------------
Common Shares                  2,800,000(1)               $0.055              $154,000.                 $25
----------------------- --------------------------- -------------------- -------------------- ------------------------

(1) Pursuant to Rule 416, this Registration Statement shall be deemed to cover such indeterminable number of shares of common stock as may become issuable with respect to any of the registered shares pursuant to antidilution provisions in the Plan.

(2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

      Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

      a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

      b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarter ended March 31, 2005, June 30, 2005, September 30, 2005; and

      c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2004, and up to and including the date of filing of this Registration Statement.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

      Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

COMMON STOCK

      We are authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. As of November 29, 2005, there were 23,397,722 shares of common stock outstanding.

      The holders of the issued and outstanding shares of our common stock are entitled to receive dividends if declared by our board of directors out of any funds lawfully available therefore. The board of directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable.

      Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote per share for each share of common stock held by them.

PREFERRED STOCK

      We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. Of the amount authorized, 4,500,000 shares have been designated as Series A Preferred Stock, of which 3,821,197 are issued and outstanding and 100,000 as Series B Preferred Stock, none of which have been issued. Each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock at any time after September 30, 2005. Neither the Series A nor Series B have a stated dividend rate. Both series have a liquidation value of $.001 per share and voting rights that entitle their holders to vote with our common stockholders as if the preferred stock had converted to common stock at a conversion ration of 1-to-9.6.

      Generally, our shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directors are expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

      We issued warrants to the investors that participated in our recent private placement of 8% secured convertible promissory notes. In total, we issued warrants to purchase an aggregate of 1,597,529 shares of our common stock. The warrants have an exercise price of $1.27 per share and expire in February 2010.

      The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $1.27 per share, subject to adjustment.

      The warrants include a "cashless exercise" feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants are registered.

      In addition, we issued to H. C. Wainwright & Co., Inc., and certain of its principals, convertible debenture warrants to purchase 239,630 shares of our common stock at $.89 per share and warrants to purchase 239,630 shares of our common stock at $1.27 per share, all of which were issued in connection with their services as exclusive placement agent for the recent private placement. The warrants have the same terms as those issued to the investors.

Transfer Agent, Registrar and Warrant Agent

      We have engaged Atlas Stock Transfer Corp. as independent transfer agent and registrar.

ITEM 5. Interests of Named Experts and Counsel.

      None.

ITEM 6. Indemnification of Directors and Officers.

      Our certificate of incorporation, as amended, provides, to the fullest extent permitted by Delaware General Corporation Law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate our right and those of our shareholders (through shareholders' derivative suits on our behalf) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the "Securities Act," may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. Exemption From Registration Claimed.

      Not applicable.

ITEM 8. Exhibits.

Exhibit Number             Description
--------------             -----------

      4 Amended and Restated 2004 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan

      5         Opinion of Counsel, The Business Law Group.

      23.1 Consent of Hein & Associates LLP, Independent Certified Public Accountants.

      23.2      Consent of The Business Law Group (Included in Exhibit 5).

ITEM 9.  Undertakings

      1. The Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

         THE REGISTRANT: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on the 29th day of November, 2005.

ENDAVO MEDIA AND COMMUNICATIONS, INC.


By:
    --------------------------------------------
    Paul D. Hamm, President
    and Principal Executive Officer


By:
    --------------------------------------------
    Paul D. Hamm, Chief Financial Officer
    Principal Accounting Officer and Principal Financial Officer


      THE PLAN: Pursuant to the requirements of the Securities Act of 1933, the Board of Directors who administer the Amended and Restated 2004 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on the 29th day of November, 2005.


/s/                                         /s/
   ------------------------                    -----------------------
   Paul D. Hamm, Director                      Mark Hewitt, Director


/s/
   -----------------------
   Jerry Dunlap, Director

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ENDAVO MEDIA AND COMMUNICATIONS, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX


Exhibit Number             Description
--------------             -----------

      4 Amended and Restated 2004 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan.

      5          Opinion of Counsel, The Business Law Group.

      23.1 Consent of Hein & Associates LLP, Independent Certified Public Accountants.

      23.2       Consent of The Business Law Group (Included in Exhibit 5).